As filed with the Securities and Exchange Commission on October 16, 2001


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                      MICROWAVE TRANSMISSION SYSTEMS, INC.
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               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)


            Texas                                            75-2197372
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(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                            Identification No.)



541 STERLING DRIVE, RICHARDSON, TX                             75081
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(Address of principal executive office)                     (Zip Code)

                            2001 Stock Incentive Plan
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                              (Full Title of Plan)

                                                       Copy To:
P. DAVID SPURLIN                                ROBERT A. FORRESTER, ESQ.
541 STERLING DR.                                1215 EXECUTIVE DRIVE WEST,
RICHARDSON, TEXAS 75081                                 SUITE 102
(972) 669-0591                                  RICHARDSON, TEXAS 75081
Fax (972) 669-1095                                   (972) 437-9898
                                                 Fax (972) 480-8406
                      (Name, address, and telephone number,
                   including area code, of agent for service)











    As filed with the Securities and Exchange Commission on October 16, 2001

                                    Proposed          Proposed
    Title of                         Maximum          Maximum
 Securities to be   Amount to be   Offering Price    Aggregate       Amount of
  Registered        registered     per security     Offering Price      Fee

Common Stock          800,000        $1.775(1)          $1,420,000    $339.38





1. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(k) under the Securities Act of 1933, as amended, upon the average of the closing bid and ask prices of the Common Stock as reported on the Nasdaq Stock Market's OTC Bulletin Board on October 9, 2001.


This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate amount of securities that may be issued under the plan being registered.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

      Not filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

      Not filed with this Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents filed by Microwave Transmission Systems, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

      1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

      2. The Company's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2001 and June 30, 2001

      3. The Company's current Reports on Form 8-K filed with the Commission on May 21, 2001 and on September 7, 2001

      4. Form 10SB registering the Company's common stock.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

      Not applicable.

Item 5.  Interest of Named Experts and Counsel

      Not applicable.

Item 6.  Indemnification of Directors and Officers

      The Company has the authority under Articles 2.02a(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its Company's Directors and Officers to the extent provided for in such statute. The Texas Business Corporation Act provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

                -  conducted himself in good faith;

                - reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest and, in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

                - in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

      A corporation may indemnify a person under the Texas Business Corporation Act against judgments, penalties (including excise and similar taxes), fines, settlement, and unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

      The Company's Articles of Incorporation provide that none of its Directors shall be personally liable to it or its shareholders for monetary damages for an act or omission in such Director's capacity as a Director; PROVIDED, HOWEVER, that the liability of such Director is not limited to the extent that such Director is found liable for (a) a breach of the Director's duty of loyalty to it or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of the Director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law,
(c) a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office, or (d) an act or omission for which the liability of the Director is expressly provided under Texas law. Limitations on liability provided for in the Company's Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a Director's responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

      The Company believes that these provisions will assist it in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in the Company's Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against its Directors and may discourage or deter shareholders or management from bringing a lawsuit against Directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited it or its shareholders.

      The Company has directors' and officers' liability insurance policies to cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers, with policy limits on such insurance of $1,000,000.

      The Company's Bylaws provide that its Officers and Directors shall be indemnified and held harmless by the Company from and against any judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys' fees) actually incurred by such persons in connection with all threatened, pending or completed actions, claims, suits or proceedings; PROVIDED, HOWEVER, that it must be determined that such Officer or Director acted in good faith and reasonably believed (1) that in the case of conduct in his official capacity on behalf of the Company that his conduct was in the Company's best interest, (2) in all other cases that his conduct was not opposed to the Company's best interests, and (3) with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe that his conduct was unlawful. However, in the event a determination is made that an Officer or Director is liable to the Company or is found liable on the basis that personal benefit was improperly received by such person, such indemnification is limited to reasonable expenses actually incurred by such person in connection with the proceeding and shall not be made in respect of any proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Any indemnification under the Company's Bylaws shall be made by the Company only upon a determination that indemnification of such person is proper, such determination to be made by a majority vote of a quorum consisting of Directors who at the time of the vote are not named defendants or respondents in such proceeding, or in the alternative by special legal counsel and/or the shareholders of the corporation, as described in the Company's Bylaws.

      The above discussion of the Texas Business Corporation Act, the Company's Articles of Incorporation, and the Company's Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Company's Articles of Incorporation and the Company's Bylaws, respectively.

Item 7.  Exemption From Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

Exhibit Description

    4.1 Microwave Transmission Systems, Inc. 2001 Stock Incentive Plan (filed herewith).

    5.1 Opinion of Robert A. Forrester. regarding legality of securities being registered (filed herewith).

    23.1 Consent of Robert A. Forrester (included in their opinion filed as Exhibit 5.1) (filed herewith).

    23.2 Consent of King Griffin & Adamson P.C. (filed herewith).

    24.1 Power of Attorney (filed herewith)

Item 9. Undertakings

    1.   The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933,as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on the 12th day of October, 2001.



SIGNATURE                  TITLE                                       DATE
---------                  -----                                       ----


/s/ P. David Spurlin       Director and Chief Executive Officer    Oct. 12, 2001
------------------------                                           ------------
P. David Spurlin

/s/ D. Susan King *        Director, Vice President                Oct. 12, 2001
------------------------                                           ------------
D. Susan King

/s/ David Story *          Director, Vice President                Oct. 12, 2001
------------------------                                           ------------
David Story

/s/ Mike Sutton *          Director, Vice President                Oct. 12, 2001
------------------------                                           ------------
Mike Sutton

/s/ Carl Moore *           Director                                Oct. 12, 2001
------------------------                                           ------------
Carl Moore

/s/ S. Kerry Tassopoulos * Director                                Oct. 12, 2001
------------------------                                           ------------
S. Kerry Tassopoulos

                           Director
------------------------                                           ------------
Lou Strenger

      *By P. David Spurlin pursuant to power of attorney.